As filed with the Securities and Exchange Commission on March 5, 2019

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-168454

FORM S-8 REGISTRATION STATEMENT NO. 333-194259

FORM S-8 REGISTRATION STATEMENT NO. 333-218014

Under the Securities Act of 1933

Westmoreland Resource Partners, LP

(Exact name of registrant as specified in its charter)

Delaware	77-0695453
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

9540 South Maroon Circle, Suite 300

Englewood, Colorado 80112

(303) 922-6163

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Oxford Resource Partners, LP Amended and Restated Long-Term Incentive Plan

Westmoreland Resource Partners, LP Long-Term Incentive Plan

(Full title of the plans)

Jennifer S. Grafton, Esq.

Chief Legal Officer, Chief Administrative Officer and Secretary

Westmoreland Resource Partners, LP

9540 South Maroon Circle, Suite 300

Englewood, Colorado 80112

(303) 922-6163

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Michael P. Fisherman

Kirkland & Ellis LLP

609 Main St. Suite 4500

Houston, Texas

(713) 836-3600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 filed by Westmoreland Resource Partners, LP the (“Company”) deregisters all of the Company’s common units representing limited partner interests (“Common Units”) remaining unissued under the following Registration Statements on Form S-8 (the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “SEC”):

(1)

Registration Statement on Form S-8 (No. 333-168454), pertaining to the registration of 1,929,509 of the Company’s predecessor’s Common Units for the Oxford Resource Partners, LP Amended and Restated Long-Term Incentive Plan, which was filed with the SEC on July 30, 2010.

(2)

Registration Statement on Form S-8 (No. 333-194259), pertaining to the registration of an additional 750,000 of the Company’s predecessor’s Common Units for the Oxford Resource Partners, LP Amended and Restated Long-Term Incentive Plan, which was filed with the SEC on March 3, 2014.

(3)

Registration Statement on Form S-8 (No. 333-218014), pertaining to the registration of 500,000 of the Company’s Common Units for the Westmoreland Resource Partners, LP Long-Term Incentive Plan, which was filed with the SEC on May 15, 2017.

On October 9, 2018, Westmoreland Coal Company, certain of its subsidiaries, including the Company and the Company’s wholly owned subsidiaries (collectively, the “Debtors”), filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas. The Debtors’ chapter 11 cases are being jointly administered and are captioned In re Westmoreland Coal Company, et al (the “Chapter 11 Cases”).

As a result of the Chapter 11 Cases, the Company has terminated all offerings of securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of each offering, the Company hereby removes from registration any and all securities registered but unsold under the Registration Statements, if any, as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities and the Company hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Englewood, Colorado on March 5, 2019.

Westmoreland Resource Partners, LP

By: Westmoreland Resources GP, LLC, its General Partner

By:	/s/ Jennifer S. Grafton
Jennifer S. Grafton
Chief Legal Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Michael G. Hutchinson Michael G. Hutchinson	Interim Chief Executive Officer (Principal Executive Officer)	March 5, 2019

/s/ Scott A. Henry Scott A. Henry	Chief Accounting Officer, Vice President of Accounting (Principal Accounting Officer and Principal Financial Officer)	March 5, 2019

/s/ Gerald A. Tywoniuk Gerald A. Tywoniuk	Chairman of the Board	March 5, 2019

/s/ Keith D. Horton Keith D. Horton	Director	March 5, 2019

/s/ Kurt D. Kost Kurt D. Kost	Director	March 5, 2019